Exhibit 99.1

SUBORDINATED NOTE PURCHASE AGREEMENT
This SUBORDINATED NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of August 26, 2014, and is made by and among First Business Financial Services, Inc. (“Borrower”), and the several lenders named on Schedule I hereto (each a “Lender” and collectively, the “Lenders”).
R E C I T A L S:
Borrower is a Wisconsin corporation that is the sole shareholder of two banking subsidiaries, First Business Bank (“FBB”) and First Business Bank-Milwaukee (“FBB-Milwaukee”). FBB and FBB-Milwaukee are each referred to herein as a “Bank” and together are referred to as the “Banks.”
Borrower has requested that the Lenders purchase from Borrower $15,000,000 in aggregate principal amount of subordinated debt (the “Subordinated Debt”) that is intended to qualify as Tier 2 Capital (as defined herein).
Borrower has engaged Sandler O’Neill & Partners, L.P., as its exclusive placement agent” (“Placement Agent”) for the offering of the Subordinated Debt.
Borrower and Lenders are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act.
Lender is willing to purchase from Borrower subordinated notes in the amounts set forth opposite such Lender’s name in Schedule I (the “Subordinated Note Amount”) in accordance with the terms, subject to the conditions and in reliance on, the recitals, representations, warranties, covenants and agreements set forth herein and in the Subordinated Notes (as defined herein).
The Subordinated Notes will be subject to the provisions of that certain Fiscal and Paying Agency Agreement of even date herewith between Borrower and Wilmington Trust, National Association (the “Fiscal and Paying Agency Agreement”).
THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto hereby agree as follows:
A G R E E M E N T:

1.	DEFINITIONS.
1.1    Defined Terms. The following capitalized terms generally used in this Agreement and in the Subordinated Notes have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.

“Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with, said Person and their respective Affiliates, and solely in the case of Lenders and their Affiliates, members, shareholders, directors, officers, employees, agents and representatives.
“Banks” has the meaning set forth in the recitals hereto.
“Borrower” has the meaning set forth in the preamble hereto and shall include any successor to Borrower by merger or consolidation.
“Borrower Financial Statements” has the meaning set forth in Section 4.4.
“Borrower’s Liabilities” means Borrower’s obligations under this Agreement and the Subordinated Notes.
“Borrower’s Reports” means (i) Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC, (ii) its Definitive Proxy Statement on Schedule 14A related to its 2014 Annual Meeting, as filed with the SEC, (iii) any Current Reports on Form 8-K, as filed by it with the SEC since January 1, 2014, and (iv) its Quarterly Reports on Form 10-Q for the periods ending on March 31, 2014 and June 30, 2014, as filed with the SEC.
“Business Day” means any day that is not a Saturday or Sunday and that, in the City of New York, New York, Wilmington, Delaware or the State of Wisconsin, is not a day on which banking institutions are generally authorized or obligated by law to close.
“Closing” has the meaning set forth in Section 2.5.
“Closing Date” means August 26, 2014.
“Disbursement” has the meaning set forth in Section 3.1.
“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants, options or other rights to purchase any of the foregoing.
“Event of Default” has the meaning set forth in the Subordinated Notes.
“FDIC” means the Federal Deposit Insurance Corporation.
“Fiscal and Paying Agent Agreement” has the meaning set forth in the recitals hereto.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.
“Governmental Agency(ies)” means, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency with jurisdiction over Borrower or either Bank, as applicable.
“Governmental Licenses” has the meaning set forth in Section 4.3.
“Hazardous Materials” means oil, flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.
“Hazardous Materials Laws” mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property, including: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation a Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et all comparable state and local laws, laws of other jurisdictions or orders and regulations.
“Holder” has the meaning set forth in Section 2.7.
“Indebtedness” means and includes: (a) all items arising from the borrowing of money that, according to GAAP as in effect from time to time, would be included in determining total liabilities as shown on the consolidated balance sheet of Borrower or any Subsidiary of Borrower; and (b) all obligations secured by any lien in property owned by Borrower whether or not such obligations shall have been assumed; provided, however, Indebtedness shall not include deposits or other indebtedness created, incurred or maintained in the ordinary course of Borrower’s business (including, without limitation, federal funds purchased, advances from any Federal Home Loan Bank, secured deposits of municipalities, letters of credit issued by Borrower’s depository institution and repurchase arrangements) and consistent with customary banking practices and applicable laws and regulations.
“Leases” means all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.
“Lenders” has the meaning set forth in the preamble hereto.
“Material Adverse Effect” means, with respect to any Person, any change or effect that (i) is or would be reasonably likely to be material and adverse to the financial position, results of operations or business of such Person or its Subsidiaries, or (ii) would materially impair the ability of any Person to perform its respective obligations under this Agreement or the Subordinated Notes, or otherwise materially impede the consummation of the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (1) changes in banking and similar laws, rules or regulations of general applicability or interpretations thereof by Governmental Agencies, (2) changes in GAAP or regulatory accounting requirements applicable to financial institutions and their holding companies generally, (3) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not specifically related to Borrower, Banks or Lenders, (4) direct effects of compliance with this Agreement on the operating performance of Borrower, Banks or Lenders, including expenses incurred by Borrower, Banks or Lenders in consummating the transactions contemplated by this Agreement, and (5) the effects of any action or omission taken by Borrower with the prior written consent of Lenders, and vice versa, or as otherwise contemplated by this Agreement and the Subordinated Notes.
“Maturity Date” means September 1, 2024.
“Paying Agent” means Wilmington Trust, National Association.
“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.
“Placement Agent” means Sandler O’Neill & Partners, L.P.
“Property” means any real property owned or leased by Borrower or any Affiliate or Subsidiary.
“Rule 501(a)” has the meaning set forth in Section 6.5.
“SEC” means Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 4.6.6.
“Subordinated Debt” has the meaning set forth in the recitals hereto.
“Subordinated Note” means the Subordinated Note (or collectively, the “Subordinated Notes”) in the form attached as Exhibit A hereto, as amended, restated, supplemented or modified from time to time and each Subordinated Note delivered in substitution or exchange for such Subordinated Note.
“Subordinated Note Amount” has the meaning set forth in the recitals hereto.
“Subsidiary” means with respect to any Person, any corporation or entity in which a majority of the outstanding Equity Interest is directly or indirectly owned by such Person.
“Tier 2 Capital” has the meaning given to the term “Tier 2 capital” in Appendix A to 12 C.F.R. Part 225 (“Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure”), as amended, modified and supplemented and in effect from time to time or any replacement thereof.
1.2    Interpretations. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to central time unless otherwise specifically provided. All references to the Agreement and Subordinated Notes shall be deemed to be to such documents as amended, modified or restated from time to time. With respect to any reference in this Agreement to any defined term, (a) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (b) if such defined term refers to a document, instrument or agreement, then it shall also include any replacement, extension or other modification thereof.
1.3    Exhibits Incorporated. All Exhibits attached are hereby incorporated into this Agreement.

2.	SUBORDINATED DEBT.
2.1    General Matters.
2.1.1.    Certain Terms. Subject to the terms and conditions herein contained, Borrower proposes to issue and sell to the Lenders, severally and not jointly, Subordinated Notes in an amount equal to the Subordinated Note Amount. Lenders, severally and not jointly, each agree to purchase the Subordinated Debt from Borrower on the Closing Date in accordance with the terms of, and subject to the conditions and provisions set forth in, this Agreement, the Subordinated Notes and the Fiscal and Paying Agency Agreement. The Subordinated Debt shall be disbursed in accordance with Section 3.1. The Subordinated Debt shall bear interest per annum as set forth in the Subordinated Notes. The unpaid principal balance of the

Subordinated Debt plus all accrued but unpaid interest thereon shall be due and payable on the Maturity Date, or such earlier date on which such amount shall become due and payable on account of acceleration by Lenders in accordance with the terms of the Subordinated Notes, the Fiscal and Paying Agency Agreement or this Agreement.
2.1.2.    Subordination. The Subordinated Notes shall be subordinated in accordance with the subordination provisions set forth therein.
2.2    The Subordinated Notes. The obligation of Borrower shall be further evidenced by the Subordinated Notes.
2.3    Maturity Date. On the Maturity Date, all sums due and owing under this Agreement and the Subordinated Notes shall be repaid in full. Borrower acknowledges and agrees that Lenders have not made any commitments, either express or implied, to extend the terms of the Subordinated Notes past their Maturity Date, and shall not extend such terms beyond the Maturity Date unless Borrower and Lenders hereafter specifically otherwise agree in writing.
2.4    Unsecured Facility. The obligations of Borrower to Lenders under the Subordinated Notes shall be unsecured.
2.5    The Closing. The execution and delivery of the Agreement and Subordinated Notes (the “Closing”) shall occur at the offices of Borrower at 10:00 a.m. on the Closing Date, or at such other place or time or on such other date as the parties hereto may agree.
2.6    Payments. Borrower agrees that matters concerning payments and application of payments shall be as set forth in the Fiscal and Paying Agency Agreement, this Agreement and in the Subordinated Notes.
2.7    Transfer of Subordinated Notes. Each Subordinated Note issued pursuant hereto is one of a duly authorized series of Subordinated Notes issuable by Borrower. The term “Holder” as used in this Agreement with respect to any of the Subordinated Notes means the registered holder of that Subordinated Note as shown on the records of Borrower. Subject to the registration requirements of applicable securities laws (or available exemptions therefrom) and any applicable transfer restrictions in the Subordinated Note, each Subordinated Note is transferable by the Holder thereof and exchangeable for a like Subordinated Note in the same principal amount, or for Subordinated Notes in minimum denominations of $200,000 and multiples of $1,000 in excess thereof, as requested by the Holder surrendering the same, upon surrender of the Subordinated Note in accordance with the Paying Agency Agreement. Prior to any transfer of a Subordinated Note, the Holder thereof shall make notation thereon of all principal, if any, theretofore paid on the Subordinated Note and of the date to which interest has been paid on the Subordinated Note.
2.8    Lender’s Attorneys’ Fees and Expenses. Each Lender shall be responsible for all fees incurred by the Lender in connection with the transactions contemplated by this Agreement, including any fees related to due diligence and attorneys’ fees. Borrower shall have no obligation to reimburse any Lender for any fees incurred by a Lender in connection with the transactions contemplated by this Agreement.

2.9    Right of Offset. Each Lender hereby expressly waives any right of offset it may have against Borrower.

3.	DISBURSEMENT.
3.1    Disbursement. At the Closing Date, assuming all of the terms and conditions set forth in Section 3.2 have been satisfied by Borrower and Borrower has executed and delivered to Lenders each of the Agreement and the Subordinated Notes and any other related documents in form and substance reasonably satisfactory to Lenders, Lenders shall disburse the Subordinated Note Amount to Borrower for the Subordinated Notes (the “Disbursement”).
3.2    Conditions Precedent to Disbursement. In conjunction with and as additional (but independent) supporting evidence for certain of the covenants, representations and warranties made by Borrower herein, prior to and as a condition of the Disbursement, Borrower shall deliver or cause to be delivered to Lenders each of the following:
3.2.1.    Transaction Documents. The Agreement, the Subordinated Notes and the Fiscal and Paying Agency Agreement.
3.2.2.    Authority Documents.
3.2.2.1    A copy, certified by the Secretary or Assistant Secretary of Borrower, of the articles of incorporation of Borrower;
3.2.2.2    A good standing certificate of Borrower issued by the State of Wisconsin Department of Financial Institutions;
3.2.2.3    A copy, certified by the Secretary or Assistant Secretary of Borrower, of the Bylaws of Borrower;
3.2.2.4    A copy, certified by the Secretary or Assistant Secretary of Borrower, of the resolutions of the board of directors of Borrower authorizing the execution, delivery and performance of this Agreement and the Subordinated Notes; and
3.2.2.5    An incumbency certificate of the Secretary or Assistant Secretary of Borrower certifying the names of the officer or officers of Borrower authorized to sign this Agreement, the Subordinated Notes and the other documents provided for in this Agreement, together with a sample of the true signature of each such officer (a Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).
3.2.3.    Legal Opinion. A legal opinion of Issuer’s counsel, dated as of the Closing Date and substantially in the form attached hereto as Exhibit B executed by such counsel and addressed to Lenders.
3.2.4.    Other Requirements. Such other additional information regarding Borrower, Banks, any other Subsidiary and their respective assets, liabilities (including any liabilities arising from, or relating to, legal proceedings) and contracts as a Lender may reasonably request.
3.2.5.    Other Documents. Such other certificates, affidavits, schedules, resolutions or notes as are provided for hereunder or as a Lender may reasonably request.

4.	REPRESENTATIONS AND WARRANTIES OF BORROWER.
Borrower hereby represents and warrants to each Lender as follows:
4.1    Organization and Authority.
4.1.6.    Organization Matters. Borrower is a corporation duly organized, validly existing and in active status under the laws of the State of Wisconsin. Borrower has all requisite corporate power and authority, and possesses all licenses necessary, to conduct business and activities as presently conducted, to own its properties and to perform its obligations under this Agreement. The deposit accounts of Banks are insured by the FDIC up to applicable limits. Neither Bank has received any notice or other information indicating that such Bank is not an “insured depository institution” as defined in 12 U.S.C. Section 1813, nor has any event occurred which could reasonably be expected to adversely affect the status of either Bank as an FDIC insured institution. Borrower and its Subsidiaries have made payment of all franchise and similar taxes in all of the respective jurisdictions in which they are incorporated, chartered or qualified, except for any such taxes (i) where the failure to pay such taxes will not have a Material Adverse Effect on Borrower, (ii) the validity of which is being contested in good faith or (iii) for which proper reserves have been set aside on the books of Borrower or any applicable Subsidiary, as the case may be.
4.1.7.    Capital Stock of Banks and Related Matters. All of the outstanding capital stock of each Bank is owned beneficially and of record by Borrower and has been duly authorized and validly issued and is fully paid and nonassessable. There are, as of the date hereof, no outstanding options, rights, warrants or other agreements or instruments obligating either Bank to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of such Bank or obligating such Bank to grant, extend or enter into any such agreement or commitment to any Person other than Borrower.
4.1.8.    Subsidiaries. Each Subsidiary of Borrower is validly existing and in good standing under the laws of its jurisdiction or organization, and each Subsidiary has all requisite power and authority, corporate or otherwise, and possesses all material licenses necessary, to conduct its business and own its properties.
4.2    No Impediment to Transactions.
4.2.1.    Transaction is Legal and Authorized. The issuance of the Subordinated Debt, the borrowing of the principal amount of the Subordinated Notes, the execution of this Agreement and the Subordinated Notes and compliance by Borrower with all of the provisions of this Agreement and the Subordinated Notes are within the corporate and other powers of Borrower. This Agreement has been duly authorized, executed and delivered by Borrower, and, assuming due authorization, execution and delivery by the other parties thereto, is a valid and binding agreement of Borrower, enforceable in accordance with its terms. The Subordinated Notes have been duly authorized by Borrower and, when the Subordinated Notes are executed and issued in accordance with the terms of this Agreement and delivered to and paid for by the Lenders pursuant to this Agreement on the Closing Date, such Subordinated Notes will constitute valid and binding obligations of Borrower, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.
4.2.2.    No Defaults or Restrictions. Neither the execution and delivery of the Agreement or the Subordinated Notes nor compliance with their terms and conditions will (a) violate, conflict with or result in a breach of, or constitute a default under: (i) any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of an contract, agreement, indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, charter, bylaw or any other agreement or instrument to which Borrower, Banks or any other Subsidiary is now a party or by which any of them or any of their properties may be bound or affected; (ii) any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency; or (iii) any statute, rule or regulation applicable to Borrower or Banks, except, in each such case, for such violations and conflicts that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on such Person, or (b) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of Borrower, Banks or any other Subsidiary. None of Borrower, either Bank or any other Subsidiary is in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or other agreement or instrument to which Borrower, Banks or any other Subsidiary is a party or by which Borrower, Banks or any other Subsidiary or their respective properties may be bound or affected, except, in each case, only such defaults that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on Borrower, Banks or any other Subsidiary.
4.2.3.    Governmental Consent. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained by Borrower that have not been obtained, and no registrations or declarations are required to be filed by Borrower in connection with, or, contemplation of, the execution and delivery of, and performance under, this Agreement and the Subordinated Notes that have not been filed, except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or blue sky laws and any applicable federal or state banking laws and regulations.
4.3    Possession of Licenses and Permits. Each of Borrower and the Subsidiaries possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Agencies necessary to conduct the business now operated by it except where the failure to possess such Governmental Licenses would not, singularly or in the aggregate, have a Material Adverse Effect on Borrower; each of Borrower and its Subsidiaries is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate have a Material Adverse Effect on Borrower; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect on Borrower; and neither Borrower nor any Subsidiary of Borrower has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses.
4.4    Financial Condition.
4.4.1.    Borrower Financial Statements. The financial statements of Borrower included in the Borrower Reports (including the related notes, where applicable) (a) have been prepared from, and are in accordance with, the books and records of Borrower; (b) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Borrower, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (c) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC, as applicable, with respect thereto; and (d) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, (i) as indicated in such statements or in the notes thereto, (ii) for any statement therein or omission therefrom which were corrected, amended or supplemented or otherwise disclosed or updated in a subsequent Borrower Report filed prior to the date hereof, and (iii) to the extent that any unaudited interim financial statements do not contain the footnotes required by GAAP, and were or are subject to normal and recurring year end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate. The books and records of Borrower have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has served as independent registered public accountant for Borrower for all periods covered in the Borrower Reports. Borrower does not have any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Borrower included in Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2014 or in connection with this Agreement and the transactions contemplated hereby.
4.4.2.    Absence of Default. No event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of Borrower or Banks the right to accelerate the maturity of any material Indebtedness of Borrower or Banks. Neither Borrower nor any Bank is in default under any other lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could reasonably be expected to result in a Material Adverse Effect on Borrower or Banks.

4.4.3.    Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, Borrower has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage and is solvent and able to pay its debts as they mature. No transfer of property is being made and no indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Borrower, Banks or any other Subsidiary.
4.5    No Material Adverse Effect. Since June 30, 2014, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect on Borrower, Banks or any other Subsidiary other than changes arising from transactions in the ordinary course of business, and none of such changes has been materially adverse, whether in the ordinary course of business or otherwise.
4.6    Legal Matters.
4.6.1.    Compliance with Law. To Borrower’s knowledge, Borrower, Banks and the other Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on Borrower, or any other Subsidiary.
4.6.2.    Regulatory Enforcement Actions. None of Borrower, Banks, any other Subsidiary or any of their respective officers or directors is now operating under any restrictions, agreements, memoranda, or commitments (other than restrictions of general application) imposed by any Governmental Agency, nor are, to Borrower’s knowledge, (a) any such restrictions threatened or (b) any agreements, memoranda or commitments being sought by any Governmental Agency.
4.6.3.    Pending Litigation. There are no actions, suits, proceedings or written agreements pending, or, to Borrower’s knowledge, threatened or proposed, against Borrower, Banks or any other Subsidiary at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign, that, either separately or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Borrower, Banks or any other Subsidiary or affect issuance or payment of the Subordinated Notes; and none of Borrower, Banks or any other Subsidiary is in default with respect to any order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign, that either separately or in the aggregate, will have a Material Adverse Effect on Borrower, Banks or any other subsidiary.
4.6.4.    Environmental. No Property is or, to Borrower’s knowledge, has been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials and neither Borrower, Banks nor any other Subsidiary has engaged in such activities. Each Property, and Borrower, Banks and each other Subsidiary, are in compliance with all Hazardous Materials Laws. There are no claims or actions pending or, to Borrower’s knowledge, threatened against Borrower, Banks or any other Subsidiary or any Property by any Governmental Agency or by any other Person relating to any Hazardous Materials or pursuant to any Hazardous Materials Law.
4.6.5.    Brokerage Commissions. Neither Borrower nor any Affiliate of Borrower is obligated to pay any brokerage commission or finder’s fee to any Person in connection with the transactions contemplated by this Agreement except to Placement Agent.
4.6.6.    No Registration. Assuming the accuracy of the representations and warranties of the Lenders herein and the accuracy of all information and certifications provided to Issuer by those Persons (other than Issuer) subject to Rule 506(d) of Regulation D promulgated under the Securities Act regarding the absence of any disqualifying event or circumstances described in Rule 506(d) concerning such Persons, it is not necessary in connection with the offer, sale and delivery of the Subordinated Notes to Lenders to register the Subordinated Notes under the Securities Act.
4.6.7.    Reporting Compliance. Borrower is subject to, and is in compliance in all material respects with, the reporting requirements of Section 13 and Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder (collectively, the “Exchange Act”). The Borrower Reports, at the time they were or hereafter are filed with the SEC, after giving effect to any amendment thereto filed prior to the date hereof, complied in all material respects with the requirements of the Exchange Act and did not and do not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.
4.7    Borrower Status.
4.7.1.    Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
4.7.2.    No Burdensome Agreements. None of Borrower, Banks or any other Subsidiary is a party to any agreement, instrument or undertaking or subject to any other restriction (a) which currently has a Material Adverse Effect on Borrower, Banks or any other Subsidiary, or (b) under or pursuant to which Borrower, Banks or any other Subsidiary is or will be required to place (or under which any other Person may place) a lien upon any of its material properties securing Indebtedness either upon demand or upon the happening of a condition, with or without such demand.
4.7.3.    Foreign Qualifications. Each of Borrower, Banks and the other Subsidiaries of Borrower is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or be in good standing would not result in any Material Adverse Effect on Borrower, Banks and the other Subsidiaries of Borrower, considered as one enterprise.
4.8    No Misstatement. No information, exhibit, report, schedule or document, when viewed together as a whole, furnished by Borrower to Lenders in connection with the negotiation, execution or performance of this Agreement contains any untrue statement of a material fact, or omits to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances when made or furnished to Lenders and as of the Closing Date.
4.9    Representations and Warranties Generally. The representations and warranties set forth in this Agreement will be true and correct (a) on the date of this Agreement, (b) as of the date of the Disbursement, and (c) as otherwise specifically provided herein. All representations, warranties, covenants and agreements made in this Agreement or in any certificate or other document delivered to Lenders by or on behalf of Borrower pursuant to or in connection with this Agreement shall be deemed to have been relied upon by each Lender notwithstanding a Lender’s review of any documents or materials delivered by Borrower to a Lender pursuant to the terms hereof and notwithstanding any investigation heretofore or hereafter made by Lenders or on their behalf (and Borrower hereby acknowledges such reliance by each Lender) and, furthermore, shall continue in full force and effect as long as there remains unperformed any obligations to a Lender hereunder or under the Subordinated Notes.

5.	GENERAL COVENANTS, CONDITIONS AND AGREEMENTS.
Borrower hereby further covenants and agrees with each Lender as follows:
5.1    Compliance with Transaction Documents. Borrower shall comply with, observe and timely perform each and every one of the covenants, agreements and obligations under the Agreement, the Subordinated Notes and the Fiscal and Paying Agency Agreement. Borrower shall maintain the Fiscal and Paying Agent Agreement with Wilmington Trust, National Association or a successor thereto until such time as the principal and interest on all the Subordinated Notes shall have been paid.
5.2    Certain Transactions; Business Operations.
5.2.1.    Affiliate Transactions. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to enter into any transaction, including, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of Borrower except in the ordinary course of business and pursuant to the reasonable conduct of Borrower’s or such Affiliate’s business and upon terms consistent with applicable laws and regulations and reasonably found by the appropriate board(s) of directors to be fair and reasonable and no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.
5.3    Compliance with Laws.
5.3.4.    Generally. Borrower shall comply and cause each Bank and each other Subsidiary to comply in all material respects with all applicable statutes, rules, regulations,

orders and restrictions in respect of the conduct of their respective businesses and the ownership of their respective properties, except, in each case, where such noncompliance would not reasonably be expected to have a Material Adverse Effect on Borrower, Banks and/or such other Subsidiary.
5.3.5.    Regulated Activities. Borrower shall not itself, nor shall it cause, permit or allow Banks or any other Subsidiary to (a) engage in any business or activity not permitted by all applicable laws and regulations, except where such business or activity would not reasonably be expected to have a Material Adverse Effect on Borrower, Banks and/or such other Subsidiary or (b) make any loan or advance secured by the capital stock of another bank or depository institution, or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, in each case other than in accordance with applicable laws and regulations and safe and sound banking practices.
5.3.6.    Taxes. Borrower shall, and shall cause Banks and any other Subsidiary to, promptly pay and discharge all taxes, assessments and other governmental charges imposed upon Borrower, Banks or any other Subsidiary or upon the income, profits, or property of Borrower or any Subsidiary and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon the property of Borrower, Banks or any other Subsidiary. Notwithstanding the foregoing, none of Borrower, Banks or any other Subsidiary shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and appropriate reserves therefor shall be maintained on the books of Borrower, Banks and such other Subsidiary.
5.3.7.    Corporate Existence. Borrower shall do or cause to be done all things reasonably necessary to maintain, preserve and renew its corporate existence and that of Banks and the other Subsidiaries and its and their rights and franchises, and comply in all material respects with all related laws applicable to Borrower, Banks or the other Subsidiaries; provided, however, that Borrower may consummate a merger or consolidation in accordance with Section 5.2.1.
5.4    Dividends, Payments, and Guarantees during Event of Default. During the continuance of an Event of Default, Borrower agrees not to (a) declare or pay any dividends on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock; (b) make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of Borrower’s debt that ranks equal with or junior to the Subordinated Notes; or (c) make any payments under any guarantee that ranks equal with or junior to the Subordinated Notes, other than (i) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, Borrower’s common stock; (ii) any declaration of a dividend in connection with the implementation of a shareholder’s rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (iii) as a result of a reclassification of Borrower’s capital stock or the exchange or conversion of one class or series of Borrower’s capital stock for another class or series of Borrower’s capital stock; (iv) the purchase of fractional interests in shares of Borrower’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; (v) purchases of Borrower’s common stock related to the issuance of common stock or rights under any of benefit plans for Borrower’s directors, officers or employees or any of Borrower’s dividend reinvestment plans; or (vi) distributions to common stock shareholders of Borrower in an amount sufficient to enable such shareholders to pay any personal tax liability associated with the income earned by Borrower, the Banks and any other Subsidiaries.
5.5    Tier 2 Capital. If all or any portion of the Subordinated Notes ceases to be deemed to be Tier 2 Capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five years immediately preceding the Maturity Date of the Subordinated Notes, Borrower will immediately notify the Paying Agent and the Lenders, and thereafter Borrower shall have the option to redeem the Subordinated Notes, in whole but not in part, in accordance with the terms of the Subordinated Notes, or Borrower and the Lenders will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Subordinated Notes to qualify as Tier 2 Capital.
5.6    No Integration. Issuer shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of Issuer shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Subordinated Notes in a manner that would require the registration under the Securities Act of the sale of the Subordinated Notes to the Lenders.
5.7    Absence of Control. It is the intent of the parties to this Agreement that in no event shall Lenders, by reason of this Agreement or the Subordinated Notes, be deemed to control, directly or indirectly, Borrower or any of its Subsidiaries, and Lenders shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower or any of its Subsidiaries.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF LENDERS.
Each Lender hereby represents, warrants and covenants to Borrower, severally and not jointly, as follows:
6.1    Legal Power and Authority. It has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. It is an entity duly organized under the laws its jurisdiction of organization.
6.2    The Agreement. This Agreement has been duly and validly authorized, executed and delivered by it.
6.3    No Conflicts. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under (i) any agreement to which it is party, (ii) any law applicable to it or (iii) any order, writ, judgment, injunction, decree, determination or award binding upon or affecting it.
6.4    Purchase for Investment. It is purchasing the Subordinated Note for its own account and not with a view to distribution and with no present intention of reselling, distributing or otherwise disposing of the same. It has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for, or which is likely to compel, a disposition of the Subordinated Notes in any manner.
6.5    Accredited Investor. It is and will be on the Closing Date an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act (“Rule 501(a)”), and has indicated on the Confidential Investor Questionnaire delivered to Borrower together with this Agreement any and all criteria that it believes in good faith qualify it as an “accredited investor.”
6.6    Financial and Business Sophistication. It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Subordinated Notes. It has relied solely upon its own knowledge of, and/or the advice of its own legal, financial or other advisors with regard to, the legal, financial, tax and other considerations involved in deciding to invest in the Subordinated Notes.
6.7    Private Placement; No Registration of Securities. It understands and acknowledges that the Subordinated Notes are being sold by Borrower without registration under the Securities Act in reliance on the exemption from federal and state registration set forth in, respectively, Rule 506(b) of Regulation D promulgated under Section 4(a)(2) of the Securities Act and Section 18 of the Securities Act, or any state securities laws, and accordingly, may be resold, pledged or otherwise transferred only if exemptions from the Securities Act and applicable state securities laws are available to it. It further understands and acknowledges that, Borrower will not be obligated in the future to register the Subordinated Note under the Securities Act or the Securities Exchange Act of 1934, as amended, or under any state securities laws. Neither the Placement Agent nor Borrower has made or is making any representation, warranty or covenant, express or implied, as to the availability of any exemption from registration under the Securities Act or any applicable state securities laws for the resale, pledge or other transfer of the Subordinated Notes, or that the Subordinated Note(s) purchased by it will ever be able to be lawfully resold, pledged or otherwise transferred.
6.8    Ability to Bear Economic Risk of Investment. It recognizes that an investment in the Subordinated Notes involves substantial risk. It has the ability to bear the economic risk of the prospective investment in the Subordinated Notes, including the ability to hold the Subordinated Notes indefinitely, and further including the ability to bear a complete loss of all of its investment in Borrower. It has adequate means of providing for its current needs and personal contingencies and has no need for liquidity in this investment.
6.9    No Offering Memorandum. It acknowledges that: (i) it is not being provided with the disclosures that would be required if the offer and sale of the Subordinated Notes were registered under the Securities Act, nor is it being provided with any offering circular or prospectus prepared in connection with the offer and sale of the Subordinated Notes; (ii) it has conducted its own examination of Borrower and the Subsidiaries and the terms of the Subordinated Notes to the extent it deems necessary to make its decision to purchase the Subordinated Notes; and (iii) it has availed itself of public access to financial and other information concerning Borrower and its Subsidiaries to the extent it deems necessary to make its decision to purchase the Subordinated Notes.

6.10    Information. It acknowledges that it and its advisors have been furnished with all materials relating to the business, finances and operations of Borrower that have been requested of it or its advisors and have been given the opportunity to ask questions of, and to receive answers from, persons acting on behalf of Borrower concerning terms and conditions of the transactions contemplated by this Agreement in order to make an informed and voluntary decision to enter into this Agreement. It is not subscribing for Subordinated Notes as a result of or subsequent to any advertisement, article, notice or other communication published in any website, newspaper, magazine or similar media or broadcast over television or radio, or any solicitation of a subscription by a person other than representatives of Borrower.
6.11    Investment Decision. It has made its own investment decision based upon its own judgment, due diligence and advice from such advisors as it has deemed necessary and not upon any view expressed by any other person or entity, including the Placement Agent. Neither such inquiries nor any other due diligence investigations conducted by it or its advisors or representatives, if any, shall modify, amend or affect its right to rely on Borrower’s representations and warranties contained herein. It is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any person or entity by or on behalf of Borrower, including, without limitation, the Placement Agent, except for the express statements, representations and warranties of Borrower made or contained in this Agreement. Furthermore, it acknowledges that the Placement Agent has not performed any due diligence review on behalf of it; and nothing in this Agreement or any other materials presented by or on behalf of Borrower to it in connection with the purchase of the Subordinated Notes constitutes legal, tax or investment advice.
6.12    Placement Agent. It will purchase the Subordinated Note(s) directly from Borrower and not from the Placement Agent and understands that neither the Placement Agent nor any other broker or dealer has any obligation to make a market in the Subordinated Notes.
6.13    Accuracy of Representations. It understands that each of the Placement Agent and Borrower will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements in connection with the transactions contemplated by this Agreement, and agrees that if any of the representations or acknowledgements made by it are no longer accurate as of the Closing Date, or if any of the agreements made by it are breached on or prior to the Closing Date, it shall promptly notify the Placement Agent and Borrower.
6.14    Confidential Investor Questionnaire. The Lender hereby represents and warrants that the information about the Lender set forth in the Confidential Investor Questionnaire delivered to Borrower together with this Agreement is true, correct and complete in all respects. The Lender covenants that prior to the Closing Date it will promptly notify Borrower of any material changes to the information set forth in such Confidential Investor Questionnaire.

7.	INDEMNIFICATION.
7.1    The Lender agrees to indemnify and hold harmless Borrower, and the officers and directors thereof, and each other person, if any, who “controls” any thereof within the meaning of Section 15 of the Securities Act against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending against any litigation or regulatory action commenced or threatened or any claim whatsoever) arising out of or based upon any false representation or warranty or breach or failure by the Lender to comply with any covenant or agreement made by the Lender herein or in the Subordinated Note
7.2    Borrower agrees to indemnify and hold harmless the Lender, and the officers and directors thereof, and each other person, if any, who “controls” any thereof within the meaning of Section 15 of the Securities Act against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending against any litigation or regulatory action commenced or threatened or any claim whatsoever) arising out of or based upon any false representation or warranty or breach or failure by Borrower to comply with any covenant or agreement made by Borrower herein or in the Subordinated Note.

8.
TERMINATION. Lenders may terminate this Agreement (i) at any time prior to the Closing Date by written notice signed by all Lenders to Borrower if the Lenders shall decline to purchase the Subordinated Notes for any reason permitted by this Agreement or (ii) on the Closing Date if any condition described in Section 3.2 is not fulfilled or waived in writing by the Lenders on or prior to the Closing Date. Any termination pursuant to this Section 8 shall be without liability on the part of (a) Borrower to the Lenders or (b) the Lenders to Borrower.

9.	MISCELLANEOUS.
9.1    Prohibition on Assignment. Borrower may not assign, transfer or delegate any of its rights under this Agreement, the Subordinated Notes or the Fiscal and Paying Agency Agreement without the prior written consent of Lenders, which consent shall not be unreasonably withheld.
9.2    Time of the Essence. Time is of the essence of this Agreement.
9.3    Waiver or Amendment. No waiver or amendment of any term, provision, condition, covenant or agreement herein contained shall be effective except with the consent of the Holders of not less than two-thirds of the aggregate principal amount (excluding any Subordinated Notes held by Borrower or any of its affiliates) of the Subordinated Notes at the time outstanding. No failure to exercise or delay in exercising, by a Lender or any Holder of the Subordinated Notes, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity. No notice or demand on Borrower in any case shall, in itself, entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lenders to any other or further action in any circumstances without notice or demand. No consent or waiver, expressed or implied, by Lenders to or of any breach or default by Borrower in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Borrower hereunder. Failure on the part of Lenders to complain of any acts or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Lenders of their rights hereunder or impair any rights, powers or remedies on account of any breach or default by Borrower.
9.4    Severability. Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein. Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular persons or situations, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.
9.5    Revival of Liabilities. To the extent that a Lender receives any payment on account of Borrower’s Liabilities and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment(s) or proceeds received, Borrower’s Liabilities or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by a Lender and applied on account of Borrower’s Liabilities; provided, however, if a Lender successfully contests any such invalidation, declaration, set aside, subordination or other order to pay any such payment and/or proceeds to any third party, the revived Borrower’s Liabilities shall be deemed satisfied.
9.6    Notices. Any notice which any party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight courier, addressed:
if to Borrower:    First Business Financial Services, Inc., Inc.
    401 Charmany Drive
Madison, Wisconsin 53719
Attention: Corporate Secretary
with a copy to:    Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202
Attention: Peter J. Wilder

if to Lenders:    To the addresses indicated on Schedule I.
or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice, provided that no change in address shall be effective until seven days after being given to the other party in the manner provided for above. Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, five (5) Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier.
9.7    Successors and Assigns. This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns except that, unless a Lender consents in writing, no assignment made by Borrower in violation of this Agreement shall be effective or confer any rights on any purported assignee of Borrower.
9.8    No Joint Venture. Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of a Lender, shall be deemed to make a Lender a partner or joint venturer with Borrower.
9.9    Documentation. All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to a Lender shall be in form and substance satisfactory to such Lender.
9.10    Entire Agreement. This Agreement and the Subordinated Notes along with the Exhibits hereto and thereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto. No party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in this Agreement or in the Subordinated Notes.
9.11    Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of New York, without regard to conflict of laws principles of said state. Nothing herein shall be deemed to limit any rights, powers or privileges which a Lender may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by a Lender which is lawful pursuant to, or which is permitted by, any of the foregoing.
9.12    No Third Party Beneficiary. This Agreement is made for the sole benefit of Borrower and Lenders, and no other person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.
9.13    Legal Tender of United States. All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.
9.14    Captions; Counterparts. Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions. This Agreement may be executed by facsimile and in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

9.15    Knowledge; Discretion. All references herein to Lenders’ or Borrower’s knowledge shall be deemed to mean the actual knowledge of the Chief Executive Officer, President, or Chief Financial Officer, or individuals performing similar functions, and the actual knowledge of such officers of each Subsidiary. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by a Lender, to the making of a determination or designation by a Lender, to the application of a Lender’s discretion or opinion, to the granting or withholding of a Lender’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to a Lender, or otherwise involving the decision making of a Lender, shall be deemed to mean that such Lender shall decide using the reasonable discretion or judgment of a prudent lender.
9.16    Waiver of Right to Jury Trial. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT OR THE SUBORDINATED NOTES, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDERS. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL. BORROWER FURTHER ACKNOWLEDGES THAT (a) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (b) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDERS TO ENTER INTO THIS AGREEMENT AND THE SUBORDINATED NOTES AND (c) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Subordinated Note Purchase Agreement to be executed under seal by their duly authorized representatives as of the date first above written.
BORROWER:

First Business Financial Services, Inc.

By:
Name:
Title:

LENDER:

By:
Name:
Title:

Schedule I

Lender	Address	Principal Amount of Subordinated Note
		$5,000,000
		$5,000,000
		$5,000,000

TOTAL		$15,000,000